Exhibit 99.1

Investor Contact: Michael J. Carlotti	Media Contact: Laura Olson-Reyes
(702) 584-7995	(702) 584-7742
mcarlotti@ballytech.com	lolson-reyes@ballytech.com

BALLY TECHNOLOGIES, INC. REPORTS FISCAL 2011 RESULTS

•                  FOURTH QUARTER DILUTED EPS OF $0.51, INCLUDING DEBT EXTINGUISHMENT COSTS OF $0.05 PER DILUTED SHARE, COMPARED TO $0.48 IN PRIOR YEAR PERIOD

•                  FOURTH QUARTER REVENUE UP 9 PERCENT TO  $214 MILLION

•                  RECORD ANNUAL AND QUARTERLY GAMING OPERATIONS REVENUE OF $319 MILLION AND $82 MILLION; MORE THAN 500 CASH WIZARD™ UNITS PLACED DURING THE QUARTER

•                  RECORD QUARTERLY SYSTEMS REVENUE OF $59 MILLION AND MAINTENANCE REVENUE OF $17 MILLION

•                  EXPECTS TO ACHIEVE FISCAL 2012 DILUTED EPS IN EXCESS OF $2.15

LAS VEGAS, August 11, 2011 — Bally Technologies, Inc. (NYSE: BYI), a leader in slots, video machines, casino management, mobile applications, and server-based systems for the global gaming industry, announced today diluted earnings per share (“Diluted EPS”) from continuing operations of $0.51 and $1.82 on revenue of $214 million and $758 million for the three months and year ended June 30, 2011, respectively.  The current quarter was negatively affected by debt extinguishment costs of $0.05 per diluted share related to the Company refinancing its credit facility to decrease borrowing costs and to repurchase 9.9 million shares of its common stock in a tender offer completed in May 2011.

“The highlight of Bally’s fiscal 2011 was the positioning we accomplished for the future,” said Richard M. Haddrill, the Company’s Chief Executive Officer.  “We grew gaming operations revenue by 11 percent and established a strong base of innovative games going forward.  We also successfully commercialized two major new product lines, our ALPHA 2™ gaming platform, and the iVIEW DM™ floor-wide network.  Further, we invested in key new customers and markets, such as Australia and Italy, which should provide good revenue and earnings growth in the current and future years.”

“During fiscal 2011 we intensified our focus on creating long-term value for our shareholders by repurchasing nearly $475 million worth of our common stock, of which $398 million was via a modified ‘Dutch auction’ tender we completed in May 2011,” added Neil Davidson, the Company’s Chief Financial Officer.   “In addition, we successfully closed on our new $700 million credit facility during the quarter to increase our financial flexibility and lower the rate on our borrowing costs.”

Fiscal Year 2011 Bally Technologies, Inc. Highlights

	Three Months Ended June 30,				Year Ended June 30,
	2011	% Rev	2010	% Rev	2011	% Rev	2010	% Rev
	(dollars in millions, except per share amounts)
Revenues:
Gaming Equipment	$72.7	34%	$63.5	32%	$246.6	33%	$273.7	35%
Gaming Operations	82.3	39%	77.4	40%	318.6	42%	287.0	37%
Systems	58.7	27%	54.4	28%	193.0	25%	217.5	28%
Total revenues	$213.7	100%	$195.3	100%	$758.2	100%	$778.2	100%

Gross Margin:
Gaming Equipment (1)	$30.9	43%	$31.6	50%	$112.1	45%	$138.0	50%
Gaming Operations	59.3	72%	54.1	70%	229.8	72%	203.9	71%
Systems (1)	42.9	73%	40.4	74%	142.6	74%	156.5	72%
Total gross margin	$133.1	62%	$126.1	65%	$484.5	64%	$498.4	64%

Selling, general and administrative	$60.6	28%	$51.7	26%	$225.0	30%	$203.2	26%
Research and development costs	23.3	11%	21.0	11%	88.1	12%	80.3	10%
Impairment charges	—	—	—	—	—	—	11.4	1%
Depreciation and amortization	5.3	2%	5.0	3%	19.9	3%	19.4	3%
Operating income	$43.9	21%	$48.4	25%	$151.5	20%	$184.1	24%
Adjusted EBITDA	$67.0		$67.9		$242.9		$278.3
Diluted EPS from continuing operations (2)	$0.51		$0.48		$1.82		$1.89

(1)          Gross Margin from Gaming Equipment and Systems excludes amortization related to certain intangibles, including core technology and license rights, which are included in depreciation and amortization.

(2)          Diluted EPS from continuing operations for the three months and year ended June 30, 2011 includes after-tax debt extinguishment costs of $0.05 per diluted share and for the year ended June 30, 2010 includes after-tax impairment charges of $0.13 per diluted share related to Alabama charitable bingo assets.

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
Operating Statistics
New gaming devices	3,829	3,830	13,537	17,334
New-unit Average Selling Price (“ASP”)	$16,719	$15,328	$15,832	$14,398

	As of June 30,
	2011	2010
End-of-period installed base:
Game monitoring units	407,000	386,000
Customer sites	622	599

Linked progressive systems	1,059	1,030
Rental and daily-fee games	14,315	13,194
Lottery systems	8,350	7,739
Centrally determined systems	50,754	50,029

“We placed more than 500 Cash Wizard games, our first ALPHA 2 premium game with a spinning-wheel bonus, and we began reinvesting in our wide-area progressives in the June quarter,” said Ramesh Srinivasan, the Company’s President and Chief Operating Officer.  “This reinvestment was led by the launch of Betty Boop’s Love Meter™, as well as Money Vault™, the first title on our new Pro Series Hammerhead™ cabinet.  Our initiatives further substantiate Bally’s leadership in the gaming operations business.  Playboy Hot Zone™, our first ALPHA 2 for-sale game, is also off to a strong start.  We are particularly excited about this year’s Global Gaming Expo, where we will showcase a diverse library of ALPHA 2 for-sale and participation titles, including several new titles for the Pro Series™ Curve, which we began selling during the quarter.  We will also debut several new Elite Bonusing Suite™ applications and other systems products.”

Highlights of Certain Results for the Three Months Ended June 30, 2011

Overall

•                  Selling, general and administrative expenses (“SG&A”) increased to 28 percent of total revenues as compared with 26 percent last year, primarily due to increases in payroll, regulatory, and other expenses to support key new products and markets and an increase in bad debt expense.

•                  Research and development expenses (“R&D”) remained at 11 percent of total revenues.

•                  Operating margin decreased to 21 percent as compared with 25 percent last year.

•                  Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization, including asset impairment charges, loss on extinguishment of debt, and share-based compensation), a non-GAAP financial measure, declined slightly to $67 million as compared with $68 million last year.

•                  Diluted EPS from continuing operations increased to $0.51 from $0.48 last year.  The current period included after-tax debt extinguishment costs of $0.05 per diluted share.

Gaming Equipment

•                  Revenues increased to $73 million as compared with $64 million last year.

•                  ASP of new gaming devices increased by 9 percent to a record $16,719 per unit from $15,328 last year, primarily as a result of product mix, including sales of Pro Series cabinets with ALPHA 2 technology and release of the Pro Curve.

•                  New-unit sales to international customers were 27 percent of total new-unit shipments as compared with 32 percent last year.

•                  Gross margin declined to 43 percent from 50 percent last year, primarily due to higher costs for the initial production runs of the Pro Series V32 and Pro Curve, which were released in the back half of fiscal 2011, as well as higher royalty expenses due to a higher royalty-based mix of new-unit game sales and conversion kit sales.

Gaming Operations

•                  Revenues increased to a quarterly record of $82 million as compared with $77 million last year driven by placement of new premium games throughout the quarter and the performance of the Company’s wide-area progressive systems installed base, rental and daily-fee games, and lottery systems installed base.

•                  Gross margin increased to 72 percent as compared with 70 percent last year due to increases in participation and rental revenue which had little associated variable costs and lower jackpot expenses.

Systems

•                  Revenues increased to a record $59 million as compared with $54 million last year, due to an increase in hardware revenues and another record quarter of maintenance revenues.

•                  Maintenance revenues increased to a record $17 million as compared with $15 million last year.

•                  Gross margin declined slightly to 73 percent as compared with 74 percent last year, primarily as a result of the change in mix of products sold, partially offset by an increase in maintenance revenues.  Specifically, hardware sales were 42 percent of Systems revenues, and software and service sales were 29 percent, as compared to 35 percent for hardware and 37 percent for software and services in the same period last year.

Highlights of Certain Results for the Fiscal Year Ended June 30, 2011

Overall

•                  SG&A increased to 30 percent of total revenues as compared with 26 percent last year, primarily due to increases in payroll, legal, and other expenses to support new markets and an increase in bad debt expense, which was approximately one percent of total revenue.

•                  R&D increased to 12 percent of total revenues as compared with 10 percent last year, due to increases in employees and development costs.

•                  Operating margin decreased to 20 percent as compared with 24 percent last year.

•                  Adjusted EBITDA decreased to $243 million as compared with $278 million last year.

•                  Diluted EPS from continuing operations decreased to $1.82 from $1.89 last year. The current year period included after-tax debt extinguishment costs of $0.05 per diluted share.  The prior year included an after-tax asset impairment charge of $0.13 per diluted share related to Alabama charitable bingo assets.

Gaming Equipment

•                  ASP of new gaming devices increased by 10 percent to a record $15,832 per unit from $14,398 last year, primarily as a result of product mix, including sales of new Pro Series cabinets with ALPHA 2 technology.

•                  New gaming device sales decreased to 13,537 units as compared with 17,334 units last year due to a sluggish North America replacement market, fewer new casino openings and expansions, and lower international sales.

•                  Revenues decreased to $247 million as compared with $274 million last year.

•                  New-unit sales to international customers were 29 percent of total new-unit shipments, as compared with 38 percent last year due to fewer units sold in Mexico, partially offset by Bally’s first units sold in Australia.

•                  Gross margin decreased to 45 percent from 50 percent last year due to higher costs for the initial production runs of the Pro Series cabinets, the last models of which were released in the second half of the fiscal year, as well as write-downs related to older technology platforms and higher royalty expenses due to a higher royalty-based mix of new-unit game sales and conversion-kit sales.

Gaming Operations

•                  Revenues increased to a record $319 million as compared with $287 million last year, driven by the placement of new premium games throughout the period and the performance of our wide-area progressive systems installed base, rental and daily-fee games, and lottery systems installed base.

•                  Gross margin increased to 72 percent as compared with 71 percent last year due to increases in participation and rental revenue which had little associated variable costs.

Systems

•                  Maintenance revenues increased to a record $65 million as compared with $58 million in the same period last year.

•                  Revenues decreased to $193 million as compared with $218 million last year, due primarily to the timing of certain customer decisions regarding system purchases, which impacted the closing of deals and implementation timelines.

•                  Gross margin increased to 74 percent as compared with 72 percent last year, primarily as a result of a change in the mix of products sold and as a result of the record maintenance revenues, which were 34 percent of Systems revenues in the current year versus 27 percent in the prior year.  Additionally, hardware sales were 39 percent of Systems revenues, and software and service sales were 27 percent, as compared to 38 percent for hardware and 35 percent for software and services in the same period last year.

Fiscal 2012 Business Update

The Company expects fiscal 2012 Diluted EPS to exceed $2.15 and, as a result of seasonal trends, expects first quarter fiscal 2012 Diluted EPS to exceed $0.40.  This guidance assumes an effective tax rate between 36 percent and 37 percent compared to 31.5 percent experienced in fiscal 2011, gaming equipment margin improvement over the fiscal year, and continued weakness in the replacement cycle.  This guidance also assumes the Company will begin generating revenues from Canadian system procurements, the Italian VLT market, and Aqueduct in late calendar 2011, which will accelerate during calendar 2012.

The Company has provided this earnings guidance for fiscal 2012 to give investors general information on the overall direction of its business at this time. The guidance provided is subject to numerous uncertainties, including, among others, overall economic and capital-market conditions, the market for gaming devices and systems, changes in gaming legislation, the timing of new jurisdictions and casino openings, the timing and completion of new systems installations, competitive product introductions, complex revenue-recognition rules related to the Company’s business, and assumptions about the Company’s new product introductions and regulatory approvals.  The Company does not intend and undertakes no obligation to update its forward-looking statements, including forecasts, potential opportunities for growth in new and existing markets, and future prospects for proposed new products.  Accordingly, the Company does not intend to update guidance during the quarter.  Additional information about the factors that could potentially affect the Company’s financial results included in today’s press release can be found in the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Financial Measures

The following table reconciles the Company’s income from continuing operations attributable to Bally Technologies, Inc., as determined in accordance with generally accepted accounting principles (“GAAP”), to Adjusted EBITDA:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(in 000s)
Income from continuing operations, net of tax	$25,456	$27,445	$98,666	$109,223
Impairment charges	—	—	—	11,379
Loss on extinguishment of debt	4,119	—	4,119	—
Interest expense, net	1,755	1,931	7,024	9,271
Income tax expense	12,899	16,748	45,182	60,721
Depreciation and amortization	19,497	18,462	74,980	73,900
Share-based compensation	3,307	3,291	12,907	13,793
Adjusted EBITDA	$67,033	$67,877	$242,878	$278,287

Adjusted EBITDA  is a supplemental non-GAAP financial measure used by the Company’s management and by some industry analysts to evaluate the Company’s ability to service debt, and is used by some investors and financial analysts in the gaming industry in measuring and comparing Bally’s leverage, liquidity, and operating performance to other gaming companies.  Adjusted EBITDA should not be considered an alternative to operating income or net cash from operations as determined in accordance with GAAP.  Not all companies calculate Adjusted EBITDA the same way, and the Company’s presentation may be different from those presented by other companies.

Earnings Conference Call and Webcast

As previously announced, the Company is hosting a conference call and webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). The conference-call dial-in numbers are 866-804-6921 or 857-350-1667 (International); passcode “Bally”.  The webcast can be accessed by visiting BallyTech.com and selecting Investor Relations.  Interested parties should initiate the call and webcast process at least five minutes prior to the beginning of the presentation.  For those who miss this event, an archived version will be available at BallyTech.com until September 11, 2011.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates, and distributes advanced technology-based gaming devices and systems worldwide.  Bally’s product line includes reel-spinning slot machines, video slot machines, wide-area progressives, and Class II, lottery, and central determination games and platforms.  As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless, and table-management solutions.  Additional Company information, including the Company’s investor presentation, can be found at BallyTech.com.

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Forward looking-statements are subject to change and involve risks and uncertainties that could significantly affect future results, including those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Although the Company believes any expectations expressed in any forward-looking statements are reasonable, future results may differ materially from those expressed in any forward-looking statements.  The Company undertakes no obligation to update the information in this press release except as required by law and represents that the information speaks only as of today’s date.

— BALLY TECHNOLOGIES, INC. —

©2011 King Features Syndicate, Inc.™ Hearts Holdings, Inc. www.BettyBoop.com

©2011 Playboy. PLAYBOY and RABBIT HEAD DESIGN are trademarks of Playboy and used under the license of Bally Gaming, Inc.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND YEAR ENDED JUNE 30, 2011 AND 2010

	Three Months Ended June 30,		Year Ended June 30,
	2011	2010	2011	2010
	(in 000’s, except per share amounts)
Revenues:
Gaming equipment and systems	$131,398	$117,908	$439,534	$491,241
Gaming operations	82,282	77,340	318,621	286,950
	213,680	195,248	758,155	778,191
Costs and expenses:
Cost of gaming equipment and systems (1)	57,574	45,934	184,836	196,699
Cost of gaming operations	23,000	23,252	88,820	83,106
Selling, general and administrative	60,672	51,733	225,033	203,195
Research and development costs	23,254	20,980	88,086	80,301
Impairment charges	—	—	—	11,379
Depreciation and amortization	5,266	4,959	19,845	19,401
	169,766	146,858	606,620	594,081
Operating income	43,914	48,390	151,535	184,110
Other income (expense):
Interest income	1,344	1,042	4,960	3,310
Interest expense	(3,099)	(2,974)	(11,984)	(12,581)
Loss on extinguishment of debt	(4,119)	—	(4,119)	—
Other, net	371	(2,124)	3,001	(4,021)
Income from continuing operations before income taxes	38,411	44,334	143,393	170,818
Income tax expense	(12,899)	(16,748)	(45,182)	(60,721)
Income from continuing operations	25,512	27,586	98,211	110,097
Discontinued operations:
Income from discontinued operations, net	—	1,639	—	7,181
Gain on disposal of discontinued operations, net of taxes	—	22,079	(403)	22,079
Income from discontinued operations	—	23,718	(403)	29,260
Net income	25,512	51,304	97,808	139,357
Less net income attributable to non-controlling interests	56	263	(455)	1,880
Net income attributable to Bally Technologies, Inc.	$25,456	$51,041	$98,263	$137,477
Basic earnings per share attributable to Bally Technologies, Inc.:

Income from continuing operations	$0.53	$0.50	$1.90	$2.00
Discontinued operations	—	0.03	—	0.11
Gain on sale of discontinued operations	—	0.40	(0.01)	0.41
Basic earnings per share	$0.53	$0.93	$1.89	$2.52

Diluted earnings per share attributable to Bally Technologies, Inc.:

Income from continuing operations	$0.51	$0.48	$1.82	$1.89
Discontinued operations	—	0.03	—	0.11
Gain on sale of discontinued operations	—	0.38	(0.01)	0.38
Diluted earnings per share	$0.51	$0.89	$1.81	$2.38

Weighted average shares outstanding:
Basic	47,865	54,754	51,960	54,576
Diluted	50,093	57,555	54,420	57,675
Amounts attributable to Bally Technologies, Inc.:
Income from continuing operations, net of tax	$25,456	$27,445	$98,666	109,223
Income from discontinued operations, net of tax	—	1,517	—	6,175
Gain on sale of discontinued operations, net of tax	—	22,079	(403)	22,079
Net income	$25,456	$51,041	$98,263	137,477

(1)   Cost of gaming equipment and systems exclude amortization related to certain intangibles including core technology and license rights, which are included in depreciation and amortization.

BALLY TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2011 AND 2010

	June 30, 2011	June 30, 2010
	(in 000s, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$66,425	$145,089
Restricted cash	8,419	8,303
Accounts and notes receivable, net of allowances for doubtful accounts of $11,059 and $9,974	235,246	207,365
Inventories	68,634	42,806
Prepaid and refundable income tax	36,332	7,783
Deferred income tax assets	29,318	35,973
Deferred cost of revenue	13,795	14,568
Prepaid assets	10,524	11,172
Other current assets	4,984	3,350
Total current assets	473,677	476,409
Restricted long-term investments	12,485	13,075
Long-term accounts and notes receivables, net of allowances for doubtful accounts of $507 and $5,169	46,659	30,163
Property, plant and equipment	33,266	32,094
Leased gaming equipment	96,691	82,357
Goodwill	162,110	161,153
Intangible assets, net	34,865	34,048
Deferred income tax assets	12,120	29,980
Income tax receivable	10,972	8,688
Long-term deferred cost of revenue	23,193	30,958
Other assets, net	21,356	14,251
Total assets	$927,394	$913,176
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,411	$23,775
Accrued and other liabilities	58,295	45,662
Customer deposits	4,930	10,185
Jackpot liabilities	11,894	11,531
Deferred revenue	28,900	33,875
Income tax payable	3,033	6,982
Current maturities of long-term debt	15,153	42,543
Total current liabilities	160,616	174,553
Long-term debt, net of current maturities	500,250	131,250
Long-term deferred revenue	34,788	40,236
Other income tax liability	9,321	13,646
Other liabilities	7,827	9,299
Total liabilities	712,802	368,984
Commitments and contingencies
Stockholders’ equity:
Special stock, 10,000,000 shares authorized: Series E, $100 liquidation value; 115 shares issued and outstanding	12	12
Common stock, $.10 par value; 100,000,000 shares authorized; 61,541,000 and 59,495,000 shares issued and 44,397,000 and 54,392,000 outstanding	6,149	5,943
Treasury stock at cost, 17,144,000 and 5,103,000 shares	(634,268)	(157,053)
Additional paid-in capital	442,713	392,853
Accumulated other comprehensive loss	(3,064)	(3,044)
Retained earnings	401,363	303,100
Total Bally Technologies, Inc. stockholders’ equity	212,905	541,811
Noncontrolling interests	1,687	2,381
Total stockholders’ equity	214,592	544,192
Total liabilities and stockholders’ equity	$927,394	$913,176